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As Filed with the Securities and Exchange Commission on February 23, 2001

Registration No. 333-54642

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

USA Education, Inc.

(Formerly known As SLM Holding Corporation)
(Exact Name of Registrant as Specified in its Charter)

Delaware	52-2013874
(State Or Other Jurisdiction Of Incorporation Or Organization)	(I.R.S. Employer Identification No.)

11600 Sallie Mae Drive
Reston, VA 20193
(703) 810-3000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Marianne M. Keler, Esq.
Senior Vice President and General Counsel
USA Education, Inc.
11600 Sallie Mae Drive
Reston, VA 20193
(703) 810-3000

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Ronald O. Mueller
Gibson, Dunn & Crutcher, LLP
1050 Connecticut Avenue, N.W.
Washington D.C. 20036-5306
(202) 955-8500

   Approximate date of commencement of proposed sale to the public: from time to time after this registration statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

   If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

Prospectus

USA EDUCATION, INC.
(formerly known as SLM Holding Corporation)

7,909,505 Shares of Common Stock

  •
  This prospectus relates to 7,909,505 shares of our common stock that the selling shareholders named in this document may sell from time to time.

  •
  We will not receive any of the proceeds from the sale of our common stock by the selling shareholders. We have agreed to bear certain expenses associated with the registration of these shares under federal and state securities laws, other than selling commissions, if any.

  •
  The selling shareholders may sell all or any portion of their shares of our common stock in one or more transactions on the New York Stock Exchange, in the over-the-counter market or in private, negotiated transactions, subject to the volume limitations described in this prospectus.

  •
  Our common stock is traded on the New York Stock Exchange under the symbol "SLM." On February 21, 2001, the last reported sale price of our common stock on the New York Stock Exchange was $72.38 per share.

  •
  We are required to include the following legend:

    Obligations of USA Education, Inc. and any subsidiary of USA Education, Inc. are not guaranteed by the full faith and credit of the United States of America. Neither USA Education, Inc. nor any subsidiary of USA Education, Inc. is a government-sponsored enterprise (other than the Student Loan Marketing Association) or an instrumentality of the United States of America.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated February 22, 2001

WHERE YOU CAN FIND MORE INFORMATION

    We file periodic reports, proxy statements and other information with the SEC. You may inspect and copy these reports and other information at the SEC's public reference facilities in Washington, D.C. (located at 450 Fifth Street, N.W., Washington, D.C. 20549), Chicago (located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661) and New York (located at Seven World Trade Center, 13th Floor, New York, New York 10048). You can also obtain copies of these materials from the SEC's public reference section (located at 450 Fifth Street, N.W., Washington, D.C. 20549). Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC also maintains a site on the World Wide Web at http:// www.sec.gov. This site contains reports, proxy and information statements and other information about registrants that file electronically with the SEC. You can also inspect reports and other information we file at the office of the New York Stock Exchange, Inc. (located at 20 Broad Street, New York, New York 10005), or at our web site at http://www.salliemae.com.

    We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. This registration statement contains additional information about us and our securities. You can inspect the registration statement and exhibits without charge at the SEC's office in Washington, D.C. (located at 450 Fifth Street, N.W.), and you may obtain copies from the SEC at prescribed rates.

    The SEC permits us to "incorporate by reference" the information and reports we file with it. This means that we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically updates and supersedes this information. Specifically, we incorporate by reference:

  •
  our annual report on Form 10-K for the fiscal year ended December 31, 1999, which we filed on March 29, 2000 (File Number 1-13251), including Amendment No. 1 as filed on Form 10-K/A on June 14, 2000;

  •
  our quarterly report on Form 10-Q for the quarterly period ended March 31, 2000, which we filed on May 15, 2000 (File Number 1-13251);

  •
  our quarterly report on Form 10-Q for the quarterly period ended June 30, 2000, which we filed on August 14, 2000 (File Number 1-13251);

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  our quarterly report on Form 10-Q for the quarterly period ended September 30, 2000, which we filed on November 14, 2000 (File No. 1-13251), as amended by a Form 10-Q/A, which we filed on November 21, 2000;

  •
  our current report on Form 8-K, which we filed on February 22, 2001 (File No. 1-13251);

  •
  the description of our common stock in our Form 8-A, which we filed on August 7, 1997 and amended on July 27, 1999 (File Number 1-13251), and any amendments or reports filed for the purpose of updating this description; and

  •
  all documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the selling shareholders sell all of the securities offered by this prospectus.

    You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Corporate Secretary
USA Education, Inc.
11600 Sallie Mae Drive
Reston, VA 20193
(703) 810-3000

    You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

FORWARD-LOOKING STATEMENTS

    This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on our management's beliefs and assumptions and on information currently available to them. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

    Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

    You should understand that the following important factors could cause our results to differ materially from those expressed in forward-looking statements:

  •
  changes in the terms of education loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in these laws and regulations that may reduce the volume, average term, costs and yields on education loans under the Federal Family Education Loan Program or result in loans being originated or refinanced under non-FFELP programs or affect the terms upon which banks and others agree to sell loans to us;

  •
  changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, which could reduce demand for our products and services or increase our costs; and

  •
  changes in the general interest rate environment and in the securitization markets for education loans, which could increase the costs or limit the availability of financings necessary to originate, purchase or carry education loans.

USA EDUCATION, INC.

    We were formed in 1997 in connection with the reorganization of the Student Loan Marketing Association under the Student Loan Marketing Association Reorganization Act of 1996. Our principal business is financing and servicing education loans. We presently conduct a majority of this business through two wholly owned subsidiaries: Student Loan Marketing Association, a government-sponsored enterprise chartered by an act of Congress, and Sallie Mae Servicing Corporation, a Delaware corporation. We are the largest non-governmental source of financing and servicing for education loans in the United States.

    On July 31, 2000, under a purchase agreement with USA Group, Inc., USA Group Loan Services, Inc. and USA Group Guarantee Services, Inc., we purchased substantially all of the business of USA Group, including its guarantee servicing, student loan servicing and secondary market operations. As part of the transaction, we changed our name from SLM Holding Corporation to USA Education, Inc. The purchase price was $450 million in cash and 9,034,505 shares of our common stock. The selling shareholders intend to sell 7,909,505 of those shares under this prospectus.

    Our principal executive offices are located at 11600 Sallie Mae Drive, Reston, VA 20193, and our telephone number is (703) 810-3000.

USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of the common stock by the selling shareholders.

SELLING SHAREHOLDERS

    The selling shareholders who are offering the common stock covered by this prospectus are Lumina Foundation for Education, Inc., a private foundation incorporated under Delaware law that is referred to below as the Foundation, and The Community Foundation for the National Capital Region, a District of Columbia non-profit corporation that is referred to below as the Community Foundation. Both the Foundation and the Community Foundation are exempt from federal income tax under Section 501(c)(3) of the Internal Revenue Code. The Community Foundation and the Foundation are not affiliated.

    The Foundation acquired shares of our common stock as a result of our purchase of substantially all of the business of USA Group. As part of that transaction, we entered into a Registration Rights Agreement under which we agreed to provide registration rights to the holders of the shares of our common stock issued in that transaction. In addition, under the terms of the transaction, USA Group named Earl Goode, Barry L. Williams and James Lintzenich to serve on our board of directors and we named four directors of the Student Loan Marketing Association to serve on the board of directors of the Foundation. In addition, Mr. Lintzenich is a member of both the Foundation's board of directors and our own, bringing the total number of USA Education—affiliated or appointed directors to five. We have since amended the Registration Rights Agreement to accelerate the time by which we are required to file the registration statement and to provide for the specific plans of distribution described below. All 9,034,505 shares of common stock issued by us in that transaction were transferred to the Foundation. On February 2, 2001, the Foundation granted 667,992 of these shares to the Community Foundation together with a pro rata assignment of its rights and obligations under the original terms of the Registration Rights Agreement as to those shares. The Foundation is offering 7,241,513 shares and the Community Foundation is offering 667,992 shares under this prospectus.

    As of December 31, 2000, the Foundation owned 5.5% of the outstanding shares of our common stock. As of the date of the grant from the Foundation, the Community Foundation owned less than one percent of the outstanding shares of our common stock.

    In addition, we entered into an equity forward agreement with the Foundation under which we will purchase 1.125 million shares of the shares of our common stock issued in the USA Group transaction from the Foundation on a settlement date that is two years from the effective date—January 26, 2001—of the equity forward agreement. The shares subject to the equity forward agreement are not being offered under this prospectus.

PLAN OF DISTRIBUTION

    The selling shareholders have advised us that the distribution of the shares of common stock offered in this prospectus by the selling shareholders may be effected from time to time in one or more transactions (including block transactions) on the New York Stock Exchange or in transactions otherwise than on that exchange or in any combination of transactions. Sales may be effected at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. The selling shareholders may sell shares in transactions directly with purchasers or to or through broker-dealers in transactions involving one or more of the following: (1) an underwritten public offering, (2) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account or

(3) ordinary brokerage transactions in which the broker-dealer as agent solicits purchases which may involve compensation in excess of customary commissions. Broker-dealers participating in the distribution of shares may be deemed to be underwriters under the Securities Act of 1933, and any discounts or commissions received by the broker-dealers and any profit on the resale of the shares may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

    The Foundation may effect monthly sales (excluding block transactions) of up to but not exceeding a number of shares of our common stock equal to 5% of the average monthly trading volume in our common stock in the immediately preceding calendar quarter as reported by Bloomberg, L.P.

    The Foundation may sell any or all of its shares offered under this Prospectus in one or more block transactions, each involving at least 50,000 shares, without regard to the volume limitation expressed in the preceding paragraph.

    The average monthly trading volume in our stock in the fourth quarter of 2000 as reported by Bloomberg, L.P. was 20,695,533 shares.

    The Community Foundation has agreed that it will not sell more than 50,000 of its shares of our common stock under this prospectus until after the Foundation has completed the offer and sale of all of its shares of our common stock under this prospectus or until after July 31, 2001, whichever is earlier. After that time, the Community Foundation may offer and sell its 667,992 shares of our common stock pursuant to the original Registration Rights Agreement.

    Upon notification by either selling shareholder of any material arrangement to sell shares through a secondary distribution, or a purchase by a broker-dealer, we will file a supplement to this prospectus, if required, to disclose, among other things, the names of the broker-dealers, the number of shares involved, the price at which the shares will be sold and the commissions paid or the discounts or concessions allowed to the broker-dealers.

    The selling shareholders may also resell all or a portion of their shares of our common stock in open market transactions in reliance upon Rule 144 under the Securities Act of 1933 if they meet the Rule's requirements.

    We cannot assure you that the selling shareholders will sell any or all of the common stock offered under this prospectus.

LEGAL MATTERS

    Marianne M. Keler, Esq., who is our Senior Vice President and General Counsel, or another of our lawyers, will issue an opinion about the validity of our shares of common stock. Ms. Keler owns shares of our common stock and holds stock options and stock-based awards under our compensation and management incentive plans. She may receive additional awards under these plans in the future.

EXPERTS

    The financial statements and schedules included in our annual report on Form 10-K for the fiscal year ended December 31, 1999 and incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

    The following table sets forth all expenses payable by us in connection with the offering of the securities being registered, other than discounts and commissions.

Registration Fee	$119,384
Printing Expenses	$20,000	*
Legal Fees and Expenses	$50,000	*
Accounting Fees and Expenses	$80,000	*
Blue Sky Fees and Expenses	$15,000	*
Miscellaneous	$1,616	*

Total	$286,000	*

*
estimated

Item 15. Indemnification of Officers and Directors

    Article VIII of USA Education, Inc.'s amended By-Laws provides for indemnification of the officers and directors of USA Education, Inc. to the fullest extent permitted by applicable law. Section 145 of the Delaware General Corporation Law provides, in relevant part, that a corporation organized under the laws of Delaware shall have the power, and in certain cases the obligation, to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding because such person is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, against all costs actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, he had no reason to believe his conduct was unlawful. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by or in right of the corporation, provided such person acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise determines) that such person shall not have been adjudged liable to the corporation.

    The directors and officers of USA Education, Inc. and its subsidiaries are covered by a policy of insurance under which they are insured, within limits and subject to certain limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings in which they are parties by reason of being or having been directors or officers.

Item 16. Exhibits

    The following exhibits are filed herewith or incorporated by reference:

Exhibit No.	Description of Document
4.3	Amended and Restated Certificate of Incorporation of USA Education, Inc. (incorporated by reference to the registrant's registration statement of Form S-1) (File No. 333-21217))
4.4	Bylaws of USA Education, Inc. (incorporated by reference to the registrant's quarterly report on Form 10-Q for the period ended June 30, 2000) (File No. 1-13251)
4.5	Registration Rights Agreement between USA Education, Inc. and Lumina Foundation for Education, Inc. (formerly USA Group Foundation, Inc.) (incorporated by reference to the registrant's quarterly report on Form 10-Q for the period ended September 30, 2000) (File No. 1-13251)
*4.6	Amended and Restated Registration Rights Agreement between USA Education, Inc. and Lumina Foundation for Education, Inc.
*5.1	Opinion of Marianne M. Keler, Esq.
*23.1	Consent of Arthur Andersen LLP
**24.1	Power of Attorney (included in the signature page)

*
Filed herewith.
**
Previously filed.

Item 17. Undertakings

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, USA Education, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Reston, Virginia on February 22, 2001.

USA EDUCATION, INC.
/s/ EDWARD A. FOX* By: Edward A. Fox Its: Chairman of the Board of Directors

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDWARD A. FOX* Edward A. Fox	Chairman of the Board of Directors	February 22, 2001
/s/ ALBERT L. LORD* Albert L. Lord	Chief Executive Officer (principal executive officer)	February 22, 2001
/s/ JOHN F. REMONDI* John F. Remondi	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	February 22, 2001
/s/ CHARLES L. DALEY* Charles L. Daley	Director	February 22, 2001
/s/ WILLIAM M. DIEFENDERFER* William M. Diefenderfer	Director	February 22, 2001
/s/ THOMAS J. FITZPATRICK* Thomas J. Fitzpatrick	Director	February 22, 2001
/s/ DIANE S. GILLELAND* Diane S. Gilleland	Director	February 22, 2001

/s/ EARL A. GOODE* Earl A. Goode	Director	February 22, 2001
/s/ ANN TORRE GRANT* Ann Torre Grant	Director	February 22, 2001
/s/ RONALD F. HUNT* Ronald F. Hunt	Director	February 22, 2001
/s/ BENJAMIN J. LAMBERT, III* Benjamin J. Lambert, III	Director	February 22, 2001
/s/ JAMES C. LINTZENICH* James C. Lintzenich	Director	February 22, 2001
/s/ BARRY A. MUNITZ* Barry A. Munitz	Director	February 22, 2001
/s/ A. ALEXANDER PORTER* A. Alexander Porter	Director	February 22, 2001
/s/ WOLFGANG SCHOELLKOPF* Wolfgang Schoellkopf	Director	February 22, 2001
/s/ STEVEN L. SHAPIRO* Steven L. Shapiro	Director	February 22, 2001
/s/ BARRY L. WILLIAMS* Barry L. Williams	Director	February 22, 2001
*By:	/s/ MARIANNE M. KELER Marianne M. Keler Attorney-in-fact

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
USA EDUCATION, INC.
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES